Filed pursuant to Rule 433

dated August 4, 2020

Relating to

Preliminary Pricing Supplement dated August 4, 2020

to Prospectus Supplement dated January 7, 2020 and

Prospectus dated November 17, 2017

Registration Statement No. 333-221639

Pricing Term Sheet for 2.050% Secured Medium-Term Notes, Series N, due August 1, 2050

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer:  Public Service Electric and Gas Company

Trade Date:  August 4, 2020

Original Issue Date/Settlement Date:  August 6, 2020

Principal Amount:  $375,000,000

Price to Public:  99.201% of Principal Amount, plus accrued interest, if any, from August 6, 2020 if settlement occurs after that date

Interest Rate:  2.050% per annum

Interest Payment Dates:  February 1 and August 1, commencing February 1, 2021

Redemption:  As specified in Preliminary Pricing Supplement dated August 4, 2020. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 15 basis points (0.150%).

Maturity Date:  August 1, 2050

CUSIP:  74456QCE4

Joint Book-Running Managers:

CIBC World Markets Corp. ($116,250,000)

J.P. Morgan Securities LLC ($116,250,000)

MUFG Securities Americas Inc. ($116,250,000)

Co-Manager:

Loop Capital Markets LLC ($26,250,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling CIBC World Markets Corp. toll free at (800) 282-0822, J.P. Morgan Securities LLC collect at (212) 834-4533 or MUFG Securities Americas Inc. toll free at (877) 649-6848.